Exhibit 3.16

LIMITED LIABILITY COMPANY AGREEMENT

OF

WATERFRONT CINEMAS, LLC

LIMITED LIABILITY COMPANY AGREEMENT, dated as of July 10, 2000, by and among the party listed on Schedule A attached hereto (the “Sole Member”) and the Company (as hereinafter defined).

Preliminary Statement

The Sole Member desires to form a limited liability company (the “Company”) under the Delaware Limited Liability Company Act as amended from time to time (the “Act”).

Accordingly, in consideration of the mutual promises made herein, the parties hereto hereby agree as follows:

1. Name. The name of the Company is “Waterfront Cinemas, LLC” or such other name determined by the Sole Member.

2. Purpose. The Company has been organized to conduct any lawful act or activity permitted under the Act including, without limitation, any lawful act or activity involving or related to the construction, ownership and operation of motion picture theatres.

3. Registered Office; Registered Agent. The registered office of the Company is set forth in the Certificate of Formation of the Company filed in the state of organization of the Company (the “Certificate”). The name and address of the registered agent of the Company for service of process on the Company is the registered office of the Company as set forth in the Certificate.

4. Sole Member. The name and the address of the Sole Member is set forth on Schedule A, attached hereto. The Sole Member shall be the sole managing member of the Company.

5. Management of the Company. The business and affairs of the Company shall be managed by the Sole Member, who shall have the exclusive power and authority, on behalf of the Company, to take any action of any kind not inconsistent with the provisions of this Agreement and the Act and to do anything and everything it deems necessary or appropriate to carry on the business and purposes of the Company, including, without limitation, to designate such bank or banks as it shall deem appropriate as a depositary or depositaries for the funds of the Company; to designate signatories to execute checks and other documents on behalf of the Company with respect to such accounts; and to sell, pledge, encumber or in any way alienate or dispose of all or any part of the property and assets of the Company. There shall not be a “manager” (within the meaning of the Act) of the Company. The Sole Member is, to the extent of its rights and powers set forth in this Agreement and the Act, an agent of the Company for the purpose of the Company’s business, and (i) the actions of the Sole Member taken in accordance with such rights and powers shall bind the Company and (ii) the officers of the Sole Member are authorized and directed to execute and deliver, in the name and on behalf of the Company, under its corporate seal or otherwise, any and all certificates, agreements, undertakings, authorizations, and other instruments or documents as shall be necessary or appropriate to carry out the intent and accomplish the purposes of this paragraph.

6. Dissolution. The Company shall be dissolved and its affairs shall be wound up in accordance with the Act upon the earlier to occur of: (a) the written action taken by the Sole Member; (b) the event or action or period of time specified in the Certificate, if any; or (c) upon any event or action causing dissolution of the Company specified in the Act.

7. Initial Capital Contribution; Percentage Interests. Simultaneously herewith, the Sole Member shall make a capital contribution to the Company in the amount set forth with respect to it in Schedule A, attached hereto. Unless otherwise specified by Schedule A, attached hereto, the percentage interest of the Sole Member in the Company shall be equal to 100%.

8. Additional Contributions. The Sole Member shall not have any obligation to make additional capital contributions to the Company.

9. Tax Matters. The Sole Member intends that the Company be disregarded as an entity separate from its owner for Federal income tax purposes.

10. Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member.

11. Liability of the Sole Member. The Sole Member shall not have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Act.

12. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or of the Sole Member.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles of such State.

14. Amendments. This Agreement may be amended only by written instrument executed by the Sole Member.

IN WITNESS WHEREOF, the undersigned have duly executed this Limited Liability Company Agreement as of the date first above written.

SOLE MEMBER:

PLITT THEATRES, INC.

By:
Name:	John J. Walker
Title:	Senior Vice President and
Chief Financial Officer

COMPANY:

WATERFRONT CINEMAS, LLC

By:	Plitt Theatres, Inc.
Its:	Sole Member

By:
	Name:	John C. McBride, Jr.
	Title:	Senior Vice President and General Counsel

Schedule A

Sole Member:	Contribution:
Plitt Theatres, Inc.	$100.00